EXHIBIT 99.1

Star Gas Partners, L.P. Announces Retirement of Dan Donovan

COO Steve Goldman to Become New President & CEO at Fiscal Year End

STAMFORD, Conn., July 23, 2013 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced that Dan Donovan, the Partnership's President and Chief Executive Officer, will retire effective the end of its current fiscal year – September 30, 2013. Mr. Donovan will remain a member of Star's Board of Directors and provide his services on a consulting basis for the next two fiscal years. Concurrent with his retirement, Steve Goldman, Star's Chief Operating Officer, will become President and Chief Executive Officer.

"After 42 years within the industry – including 33 excellent years with Star and its predecessor companies – I would now like to spend more time with my family," said Dan Donovan, President and Chief Executive Officer. "It has been an honor to work with such an esteemed team and an incredible organization, and I look forward to assisting Steve and the Board as they take on new challenges in the years to come."

"We wish Dan well in retirement and appreciate the many years of dedicated leadership he has provided – essentially building the Partnership into what it is today," added Paul Vermylen, Chairman. "We also look forward to his continued role on the Board and as a consultant while, at the same time, we are confident that Steve is the right choice to become Star's next CEO – given his strong experience, management skills, and unique understanding of our customers and industry. We wish him the best as Star continues to grow, evolve, and deliver the best service in our markets."

"I am excited by the opportunity to lead Star through its next level of expansion," commented Steve Goldman, Chief Operating Officer. "I know we will continue to embrace the strong values instilled during Dan's tenure and not waiver in our determination to grow our newer service offerings, particularly in the propane area. Working with Star's dedicated staff, whom I know so well, we'll make this a seamless transition and continue to deliver excellent customer service, strong financial results, and value for our unit-holders."

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic.  Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates, Inc.
         646/438-9385 or cwitty@darrowir.com